Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM(1)

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Y-mAbs Therapeutics, Inc. of our report dated March 22, 2019 relating to the financial statements, which appears in Y-mAbs Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
March 22, 2019